Exhibit 99.1

For more information, please contact:

Adolph Hunter

Cadence Design Systems, Inc.

408.914.6016

publicrelations@cadence.com

Bonnie Mott

Verisity, Ltd.

650.934.6800

bonnie@verisity.com

CADENCE AND VERISITY ANNOUNCE EXPIRATION OF

HART-SCOTT-RODINO WAITING PERIOD

SAN JOSE, Calif. – Feb. 28, 2005 – Cadence Design Systems, Inc. (NYSE: CDN) (Nasdaq: CDN) and Verisity Ltd. (Nasdaq: VRST) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to Cadence’s proposed acquisition of Verisity, expired on Feb. 25, 2005.

On Jan. 12, 2005, the two companies signed a definitive agreement under which Cadence® agreed to acquire Verisity®. The transaction remains subject to approval by Verisity’s shareholders and satisfaction or waiver of other closing conditions.

About Cadence

Cadence is the world’s largest supplier of electronic design technologies and engineering services. Cadence products and services are used to accelerate and manage the design of semiconductors, computer systems, networking equipment, telecommunications equipment, consumer electronics, and other electronics based products. With approximately 4,900 employees and 2004 revenues of approximately $1.2 billion, Cadence has sales offices, design centers, and research facilities around the world. The company is headquartered in San Jose, Calif., and trades on both the New York Stock Exchange and Nasdaq under the symbol CDN. More information is available at www.cadence.com.

About Verisity

Verisity, Ltd. (NASDAQ:VRST) is the leading supplier of process automation solutions for functional verification. The company addresses important customer demands with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing, and consumer electronics global markets. Verisity’s VPA solutions enable projects to move from executable verification plans to module, unit, and chip/system level ‘total coverage’ and verification closure, while maximizing productivity, product quality, and predictability of schedules.

The company’s sales are driven by its proven technology, methodology and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the merger agreement and the anticipated closing date of the merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that the closing of the merger may be delayed, that Verisity or Cadence may be unable to satisfy the closing conditions to the merger, that the proposed merger may not be approved by Verisity’s shareholders, or that the merger may not close.

Additional Information and Where to Find It

Verisity will file with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and other relevant documents in connection with the proposed merger. Shareholders of Verisity are urged to read the definitive proxy statement and other relevant documents when they become available as they will contain important information about Verisity, Cadence and the proposed merger. Shareholders of Verisity may obtain free copies of the definitive proxy statement and other relevant documents filed with the SEC by Verisity through the SEC’s website at www.sec.gov and at Verisity’s website at www.verisity.com. In addition, shareholders of Verisity may obtain free copies of the proxy statement by writing to 331 East Evelyn Avenue, Mountain View, CA 94041, Attention: Investor Relations, or by emailing to bonnie@verisity.com.

Verisity and its directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. A description of the interests in Verisity of its directors and executive officers is set forth in Verisity’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 12, 2004 and in Verisity’s proxy statement for its 2004 annual meeting of shareholders filed with the SEC on April 29, 2004. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, is set forth in the proxy statement filed with the SEC by Verisity on March 28, 2004.

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Cadence and the Cadence logo are registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

Verisity and the Verisity logo are either registered trademarks or trademarks of Verisity Design, Inc., in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.